Exhibit 10.15

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 27th day of January 2016, by and between Sunshine Bank (the “Bank”) and Janak Amin (the “Officer”).

W I T N E S S E T H:

WHEREAS, the Officer is serving as an officer of Sunshine Bank; and

WHEREAS, the Bank desires to provide to the Officer certain rights in the event of a change in ownership of Sunshine Bancorp, Inc. (the “Company”) after the date of this Agreement, and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Bank and the Officer agree as follows:

1. Change in Control. If a Change in Control (as defined below) shall occur at any time during the term of this Agreement, the Officer may terminate her employment for any reason or no reason by delivering a notice in writing (the “Notice of Termination”) to the Bank within thirty (30) days of the Change in Control which termination shall be effective immediately upon delivery of such Notice of Termination. In the event that the Officer delivers a Notice of Termination to the Bank, or the Officer’s employment is otherwise terminated by the Bank without Cause following a Change in Control, Officer shall be entitled to receive, within twenty (20) days of termination, a lump sum payment in an amount equal to two times the sum of (a) the then salary being paid by the Bank to the Officer, plus (b) the last annual cash bonus earned by the Officer.

For purposes of this Agreement, a Change in Control shall mean (i) a merger or consolidation of the Company with an unaffiliated entity, but not including a merger of consolidation in which any individual or group of the shareholders of the Company immediately prior to such merger or consolidation are the beneficial owners of more than 50% of the outstanding shares of the common stock of the surviving corporation immediately after such merger or consolidation, or (ii) the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of Company common stock.

For purposes of this Agreement, “Cause” shall mean:

(i) The conviction of, plea of nolo contendere, or entry of judgment against the Officer by a civil or criminal court of competent jurisdiction of a felony or first degree misdemeanor, or any other offense or wrongdoing involving dishonesty, embezzlement, fraud, misappropriation of funds, any act of moral turpitude or dishonesty;

(ii) The finding by a court of competent jurisdiction in a criminal or civil action or by the U.S. Securities and Exchange Commission or state blue sky agency in an administrative proceeding that the Officer has violated any federal or state securities law;

(iii) If the Officer shall fail or refuse to comply with the obligations required of Officer or the duties assigned to the Officer from time to time, or comply with the policies of the Company or the Bank established from time to time;

(iv) If the Officer shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Company or the Bank;

(v) If the Officer shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank;

(vi) If the Officer shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Company or the Bank, or has been convicted of a crime involving moral turpitude;

(vii) If the Officer shall have filed, or had filed against the Officer, any petition under the federal bankruptcy laws or any state insolvency laws;

(viii) The unauthorized disclosure by the Officer of confidential information (i.e., information that is confidential or proprietary in nature as determined by the Bank) concerning the Company, the Bank or any of their respective affiliates or subsidiaries, unless such disclosure was required by an order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof) or any governmental or administrative agency; or

(ix) The performance of services by the Officer, other than in the course of properly carrying out the Officer’s duties related to the Officer’s executive position with the Bank, for any other corporation or person that competes with the Bank while the Officer is employed by the Company or the Bank.

2. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, beneficiaries, successors and permitted assigns.

3. Complete Agreement; Modification. This Agreement constitutes the complete agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior written or oral agreements between them with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein. This Agreement may not be amended or modified except by a written instrument executed by the parties hereto.

4. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court situated in Hillsboro County, Florida and by the execution of this Agreement the parties hereby agree to the personal jurisdiction of such court.

5. Further Actions. Each party to this Agreement shall take such further actions to execute, file, record, publish and deliver such additional certificates, instruments, agreements and other documents as the other party may, from time to time, reasonably request, in order to effectuate the purposes and intent of this Agreement.

6. Waiver. No waiver of any breach of any term or condition of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition of a like or different nature.

7. Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not, if possible, affect the validity or enforceability of any other provision of this Agreement, and this Agreement, if possible, shall be construed and enforced in all respects as if such invalid or unenforceable provision had not been contained herein.

8. Captions. The captions used herein are inserted only as a matter of convenience and are not to be used in the interpretation of any provision hereof.

9. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex, or other facsimile transmission addressed as follows:

If to the Bank,
then to:	Sunshine Bank 102 W. Baker Street Plant City, Florida 33564 Attention: President and Chief Executive Officer
If to Officer, then to the address set forth on the signature page to this Agreement.

Any notice hereunder shall be deemed delivered (i) when placed in the mails so addressed (or to such other address as any party hereto shall advise the other in writing), with postage prepaid; (ii) when actually delivered to the appropriate address if sent by courier or by hand; and (iii) when transmitted with electronic acknowledgment of receipt if sent by telecopier.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall only constitute one instrument.

11.	Code Section 409A.

(a) Notwithstanding anything is this Agreement to the contrary, any benefits payable by the Bank to the Officer which constitute a “deferral of compensation” as that term is defined in Treasury Regulations Section 1.409A-l (b), and which are payable by reason of the Officer’s termination, shall not be payable unless the Officer’s termination of employment qualifies as a “separation of service” as that term is defined in Treasury Regulations Section 1.409A-l (h) (“Separation from Service”).

(b)(1) Notwithstanding anything in this Agreement to the contrary, if the Officer is considered a Specified Employee (as defined below), any benefit distributions which would otherwise be made to the Officer due to a Separation from Service which are limited under Code Section 409A because the Officer is a Specified Employee, shall not be made during the first six months following Separation from Service. Rather, any distribution which would otherwise be paid to the Officer during such period shall be accumulated and paid to the Officer in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified in this Agreement.

(2) For purposes of this Agreement, the term “Specified Employee” means an employee who at the time of termination of employment is a key employee of the Bank, if any stock of the Bank (or the Company) is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve-month period that begins on the first day of April following the close of the identification period.

(c) This Agreement shall be interpreted and administered consistent with Code Section 409A.

12. Regulatory Actions; Clawback Requirements. The following provisions shall be applicable to the parties:

(a) If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of suspension, unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Bank may, in its discretion: (i) pay the Officer all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Officer is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of such default, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(d) Notwithstanding any other provision of this Agreement to the contrary, any amounts paid or payable under the FDIA to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Sections 18(k) and 32(a) of the FDIA and Part 359 of the FDIC’s rules and regulations, and any regulations promulgated under the FDIA.

(e) This Agreement shall be subject to applicable federal and state law regarding clawback of executive compensation. In the event that, during the term of this Agreement, clawback regulations are promulgated by any state or federal agency with regulatory authority over the Bank, Officer and the Bank agree to negotiate in good faith an amendment incorporating a clawback provision into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUNSHINE BANK

By:	/s/ Andrew S. Samuel
Name:	Andrew S. Samuel
As Its:	President and Chief Executive Officer

“OFFICER”

/s/ Janak Amin
Janak Amin

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